Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of August 31, 2006, by and between Frank C. Zirnkilton, Jr., an adult individual residing in 107 Cambria Court, St. David’s, Pennsylvania  19087 (“Employee”), and Metrologic Instruments, Inc., a New Jersey corporation, and all of its subsidiaries (“Company”).

RECITALS

Employee has been employed by Company since April 11, 2006 as Executive Vice President and Chief Administrative Officer.  The Company has decided to eliminate the position of Chief Administrative Officer.

Employee has been afforded at least twenty one days (21) days to consider this Agreement after it was first presented to him.

Company has urged Employee to consult and he has consulted with and obtained advice from counsel of his choice before signing this Agreement.

TERMS

For good and valuable consideration, including the promises and mutual covenants contained herein, and intending to be legally bound, Company and Employee agree as follows:

1.             TERMINATION OF EMPLOYMENT

Employee will continue to receive his regular compensation, at the annual rate of $250,000 and benefits through for the period beginning on the Final Employment Date (defined below) and ending six months thereafter (“Severance Period”).  Employee will resign as Executive Vice President and Chief Administrative Officer of the Company effective August 31, 2006 (“Final Employment Date”).

Except as provided in this Agreement, Employee’s entitlement to and participation in all of Company’s benefit plans ceases on the Final Employment Date.

2.             SEVERANCE

(a)           Salary Continuation.  Beginning on the first regular payday following the Final Employment Date, Company shall pay Employee his current salary for the Severance Period at the annual rate of $250,000.  Employee’s salary will be paid in accordance with the Company’s regular payroll practices for executives, less all applicable withholdings and deductions.

(b)           Incentive Compensation.  Company will pay to Employee his pro rata incentive compensation if any, earned through the Final Employment Date.  Such incentive compensation will be calculated based upon the Company’s actual financial performance for the full calendar year of 2006 compared with the original budget approved by the Company’s Board of Directors on or about February 15, 2006.  The incentive compensation shall be determined as follows:

(i)            Incentive Compensation:

•                                          EBIT $35M to $36M:  $16K/Mn (1.6%);

•                                          $36M to $38M 2% ($20K/Mn);

•                                          $38M to $40M 2.4% ($24K/Mn);

•                                          Above $40M 3% ($30K/Mn);

•                                          At $40M EBIT, the bonus is $102K; above $40M 3% of excess; at target of $44M, Bonus $222K plus financial bonus.

(ii)           Additional Bonus for financial income below EBIT line, i.e., on net interest earned on the Company’s cash before taxes:  4% above $1.5M ($40K/Mn).

(iii)          The incentive compensation calculated on this basis, if any, shall be paid by March 1, 2007.

(c)           Business Expenses.  Company will pay to Employee all out-of-pocket business expenses as may be accrued and unpaid on the Final Employment Date provided that Employee submits appropriate documentation for such expenses within forty-five days after the Final Employment Date.

(d)           Other Entitlements.  On the first regularly-scheduled payday occurring after the Final Employment Date, Company shall pay to Employee any vacation or personal days accrued on or before the Final Employment Date pursuant to Company’s standard policies and procedures and as set forth in the Company’s Employee Manual, less all applicable withholdings and deductions.

(e)           Benefit Continuation.  Company shall treat Employee as an active employee of Company for purposes of medical and dental insurance coverage under Company plans during the period commencing on the Final Employment Date and ending 18 months thereafter, except that Employee shall pay the employee share of any premiums on an after-tax basis.  At the conclusion of such active employee coverage, Employee shall be entitled to receive COBRA in accordance with applicable law.  Employee will not be entitled to contribute to (or otherwise participate as an active employee in) the Company’s 401(k) plan after the Final Employment Date.  The continuation of benefits provided for in this Section 2(e) shall be terminated if Employee becomes covered under another employer-sponsored health plan or Medicare.  This benefit continuation shall be deemed part of the Severance Payment and Employee will be treated as an active employee while receiving such Severance Payment.

3.             LEGAL FEES

Company shall pay Employee’s reasonable costs incurred in legal fees to produce a draft employment agreement and of additional fees, if any, incurred in connection with this agreement, provided, that, Employee submits appropriate documentation for such fees by February 8, 2007 and reimbursement by the Company will occur prior to March 15, 2007.

4.             GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE

In exchange for the Severance Payment, Benefit Continuation and other good and valuable consideration set forth in this Agreement, Employee agrees to execute and be bound by the General Release Agreement attached hereto as Exhibit A (“General Release”) and incorporated herein by reference.  Employee acknowledges that receipt of the Severance Payment, Benefit Continuation and the other benefits provided by this Agreement, some of which Employee acknowledges he is not otherwise entitled to, are expressly conditioned on his execution of this Agreement, including the General Release.

5.             NON-DISCLOSURE AND NON-COMPETE

While employed by the Company and through the period ending eighteen (18) months after the Final Employment Date, Employee agrees that, unless he obtains written approval in advance from the Chairman of the Company, he shall not, except on behalf of the Company and/or its affiliates, in any way, directly or indirectly:

(a)           engage, directly or indirectly, in, or permit his name to be used in connection with, any Protected Business within any of the countries in which the Company or its affiliates is doing business as of the Final Employment Date, either individually or as an agent, employee, consultant, partner, officer, director, stockholder, proprietor, owner or otherwise, of any person, firm, corporation or organization; provided, however, that ownership of less than five (5%) percent of the outstanding stock of any publicly traded corporation will not be deemed to be violative of this restrictive covenant.  The parties agree that at the end of eighteen (18) months after the Final Employment Date, Employee may become employed with any Protected Business.  In such employment, Employee shall abide by the trade secrets and confidential information restrictions set forth in paragraph (c);

(b)           contact in connection with any of the activities prohibited in this paragraph 5, employ, hire, solicit or attempt to persuade any person or entity that has at any time within the one (1) year period before the Final Employment Date, been an employee or independent contractor of the Company or any of its affiliates to terminate his, her or its relationship with the Company and/or its affiliates or do any act that may result in the impairment of the relationship between the Company or any of its affiliates on the one hand and the employees or independent contractors of the Company or any of its affiliates on the other hand;

(c)           contact, solicit, serve or sell to, in furtherance of or on behalf of any Protected Business, any person or entity that has any time within the one (1) year period before the Final Employment Date been a client or customer or prospective client or customer of the Company or any of its affiliates or attempt to persuade any such person or entity to purchase or otherwise acquire or use any product or service(s) offered by any business of the same or similar nature as products or services offered by the Company or any of its affiliates.  (For purposes of this subparagraph, a “prospective client or customer” means a person or entity with whom or which the Company or its affiliates has had direct contact with and made a proposal to provide products or services; or

For purposes of paragraph 5, “Protected Business” means the design, development, manufacture, production,  marketing, sale or servicing of any product or the provision of any service that competes with any service offered by Company or any product sold by Company or under development by Company.

6.             REMEDIES

In the event of the breach of any covenant contained in paragraph 5, Company shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity.  The compensation and benefits provided under Section 2 of this Agreement are in part consideration for Employee’s undertakings in paragraph 5, and any breach of his undertakings herein will terminate Company’s obligations set forth in paragraph 2(a) above.

7.             REASONABLENESS OF RESTRICTIONS

Employee agrees and acknowledges that the type and scope of restrictions described in paragraphs 5 and 6 are fair and reasonable and that the restrictions are intended to protect the legitimate interests of Company and not to prevent him from earning a living.  Employee recognizes that his key position as Executive Vice President and Chief Administrative Officer and his access to confidential information make it necessary for Company to restrict his post-employment activities as set forth in this Agreement.  Employee represents and warrants that the knowledge, ability and skill he currently possesses are sufficient to enable him to earn a livelihood satisfactory to him for a period of eighteen (18) months in the event his employment with Company terminated, without violating any restriction in this Agreement.  If however, the restrictions set forth in paragraph 5 are held invalid by a court by reason of length of time, area covered, activity covered or any or all of them, then such restriction or restrictions shall be reduced only to the minimum extent necessary to cure such invalidity.

8.             PROTECTION OF COMPANY INFORMATION

In addition to any existing contractual, common law, or legally imposed obligation, Employee agrees that all confidential information (whether written, graphic, oral, committed to memory or otherwise in his possession) regarding the operations and plans of Company shall remain strictly confidential and secret so long as that information has not been published in a way generally available to the public.

9.             CONFIDENTIALITY

Employee agrees that he shall maintain the terms of this Agreement in the strictest confidence.  Employee shall not disclose or discuss the terms of this Agreement except that he may disclose the terms to the following: his spouse, immediate family, accountant, legal representative, the Internal Revenue Service, or pursuant to a subpoena issued as part of a legal proceeding.  Employee also may disclose any post-employment restrictions imposed by this Agreement to a prospective employer.  Provided that, before disclosing the terms of this Agreement to any of the foregoing, Employee shall advise the recipient of the information about the existence of this confidentiality provision and obtain the agreement of the recipient to maintain the information in accordance with this provision.

10.           RETURN OF COMPANY PROPERTY

On or before the Final Employment Date, Employee shall return all Company property and copies thereof in his possession or under his custody or control including, but not limited to, his Company identification card, all Company credit cards, any Company equipment, books, keys, journals, records, publications, files, computers and computer disks, memoranda and documents of any kind or description (including electronic mail).

11.           NON-DISPARAGEMENT

Employee agrees that he will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of Company, or any third party, make any derogatory, disparaging, or negative statements, orally, written or otherwise, against Company or any of Company’s parent corporations, affiliates, subsidiaries, managers, directors, officers, partners, associates, agents, employees, attorneys, representatives, divisions, benefit plans, assigns, successors, and predecessors.  Company agrees that Company or any of Company’s parent corporations, affiliates, subsidiaries, managers, directors, officers, partners, associates, agents, employees, attorneys, representatives, divisions, benefit plans, assigns, successors, and predecessors shall not, in any communication with any person or entity, or any third party, make any derogatory, disparaging, or negative statements, orally, written or otherwise, against Employee.  Nothing here shall prevent Employee from testifying truthfully in connection with any litigation, arbitration or administrative proceeding.

12.           REFERENCES

The Chairman, Chief Executive Officer and Board Members of the Company shall respond to any and all reference requests regarding Employee by providing a positive assessment of Employee’s work and by providing an unqualified recommendation of him for any suitable position.

13.           ENTIRE OBLIGATION OF COMPANY TO EMPLOYEE

This Agreement contains all of the terms and conditions agreed upon by Employee and Company regarding his services to Company, the termination of his employment and his separation from Company and supersedes any prior oral or written agreements, drafts, understandings or representations between Employee and Company, including (except to the extent provided otherwise herein) Company policies.  No other agreements regarding Employee’s services or termination, oral or otherwise, shall be deemed to exist or to bind either party.

14.           AMENDMENT/WAIVER

This Agreement may not be amended or modified except by a written amendment signed by Employee and Company.  The waiver or failure to enforce any provision of this Agreement or the breach thereof shall not be deemed to be a waiver of any rights or remedies resulting from that breach, and shall not operate as a waiver of any other provision or of any other future breach of any provision.

15.           SEVERABILITY

If any material part, term, or provision of this Agreement is later held to be illegal, unenforceable, or otherwise ineffective, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the part, term, or provision held to be invalid.

16.           INDEMNIFICATION

The Company shall defend and indemnify Employee to the maximum extent permitted by law and the Articles of Incorporation and bylaws of the Company for any claims against Employee resulting from his actions as an executive officer of the Company, including the advancement of reasonable attorney’s fees required for Employee’s defense of such claims, provided however that the foregoing shall not be deemed to include any actions that are finally adjudged to be (i) in breach of Employee’s duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by Employee of an improper personal benefit.

17.           BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of both parties hereto and their respective heirs, successors, assigns and representatives.

18.           INTERPRETATION OF AGREEMENT

For purposes of interpreting or construing any of the provisions of this Agreement, neither party shall be deemed to be the drafter of this Agreement.  This Agreement shall be interpreted in accordance with its fair meaning, and not strictly for or against either party.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey pertaining to contracts executed and wholly-performed therein.  Section headings used in this Agreement are for convenience only and shall not be used to construe meaning or intent or be deemed to be part of this Agreement.

19.           AUTHORITY

Each party executing this Agreement has the authority to do so.  Company has taken all appropriate action, including any resolutions of Company’s Board of Directors or any committee thereof, necessary to make this Agreement binding on Company.

20.           VOLUNTARY AGREEMENT; NO OTHER INDUCEMENT

By signing this Agreement, Employee acknowledges and agrees that he enters into this Agreement knowingly and voluntarily, and without duress or undue influence of any kind, that he has had sufficient opportunity to consult with legal counsel of his choice, and that he does not rely, and has not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

21.           ASSIGNMENT

Neither party may assign or otherwise transfer this Agreement or any right or obligation under this Agreement.  This Agreement shall survive any change of control of the Company and shall be binding on any successor entities.

22.           NOTICES

Except as otherwise provided herein, all notices required under this Agreement shall be in writing sent by prepaid registered U.S. mail, return receipt requested, or a recognized overnight delivery service, addressed as follows:

If to Employee:	If to Company:
Frank C. Zirnkilton, Jr.	Metrologic Instruments, Inc.
107 Cambria Court	Attn: General Counsel
St. Davids, PA 19087	90 Coles Road
Blackwood, NJ 08012

23.           COUNTERPARTS

This Agreement may be executed in one or more counterparts.  A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original ink signature.

The address of record of either party may be changed by providing written notice of new address to the other party in accordance with the terms of this Agreement.  Notices are effective upon delivery to the address of record.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed as of the date first written above.

Metrologic Instruments, Inc.

/s/ FRANK C. ZIRNKILTON, JR.	/s/ BRUCE HARRISON
Frank C. Zirnkilton, Jr.	Name: Bruce L. Harrison
Title: Vice President and General Counsel

August 31, 2006	August 31, 2006
Date	Date

EXHIBIT A
GENERAL RELEASE AGREEMENT

This General Release Agreement is made and entered into as of this 31st day of August 2006, by and between Metrologic Instruments, Inc. and all of its subsidiaries (the “Company”) and Frank C. Zirnkilton, Jr. (the “Employee”), for himself, his heirs, executors, administrators and assigns, if any, for and in consideration of the benefits described in the foregoing Separation Agreement and General Release executed on this date (“Separation Agreement”), and other good and valuable consideration, do hereby state that:

1.             The Company and Employee agree to and accept the terms of the Separation Agreement.

2.             Employee waives, releases and forever discharges Metrologic Instruments, Inc. (as defined below) of and from any and all Claims (as defined below).  Employee agrees not to file a lawsuit to assert any such Claim.  (To the extent required by regulations issued by the EEOC, the foregoing sentence does not apply to a claim under the Age Discrimination in Employment Act.)  This release covers all Claims arising up to and including the date of this Agreement, but does not cover claims relating to the validity or enforcement of this Agreement; claims for unemployment compensation; nor claims for any vested and accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act sponsored by Metrologic Instruments, Inc., except that it will apply to any severance benefits that otherwise might be payable outside of this Separation Agreement.

The following provisions further explain this general release and promise not to sue:

(a)           Definition of “Claims.”  “Claims” includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.  Notwithstanding anything herein to the contrary, this General Release Agreement does not and shall not waive, diminish, or affect in any way the Company’s current and future obligations under the Separation Agreement or the enforceability thereof by the Employee.

(b)           The nature of Claims covered by this release and promise not to sue includes without limitation all actions or demands in any way based on Employee’s employment with Metrologic Instruments, Inc., the terms and conditions of such employment or his separation from employment (except as stated above).  More specifically, all of the following are among the types of Claims that will be barred by this release and promise not to sue (except as stated above):

•                  Contract Claims (whether express or implied);

•                  Tort Claims, such as for defamation or emotional distress;

•                  Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•                  Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•                  Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination and similar state and local laws;

•                  Claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

•                  Claims for wrongful discharge; and

•                  Claims for attorney’s fees, litigation expenses and/or costs.

Notwithstanding any of the foregoing, it is expressly agreed and acknowledged that Employee does not waive or release and is not barred in any way from asserting any claim concerning: (a) indemnification and advancement under Company’s Certificate of Incorporation and its by-laws; (b) continuation of benefits coverage pursuant to COBRA; and (c) claims for benefits under any Company employee benefit plan.  Employee represents as an express condition of this General Release Agreement that after reasonable investigation, he is unaware of any claim he has or may have against the Company that he does not release and waive under this General Release Agreement.  Employee agrees and acknowledges that this General Release Agreement covers all claims, whether known or unknown, arising up to and including the date of this Agreement.

The Company hereby fully waives, releases, and forever discharges Employee, his past and present attorneys and agents, and their successors and assigns (hereinafter collectively referred to as the “Executive Releasees”), of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as “Claims”), of whatever kind or nature, whether in law or in equity, whether known or unknown, that the Company ever had or now has in any capacity, against any or all of the Executive Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to an including the date the Company signs this Release.  The Company acknowledges and understands that the claims and rights being released in this paragraph include, but are not limited to, all claims and rights arising from or in connection with any agreement of any kind the Company may have had with any of the Executive Releasees, or in connection with Employee’s employment or termination of employment, all claims and rights for breach of contract, either express or implied, interference with contract, fraud, misrepresentation, defamation, claims and rights arising under the Civil Rights Acts of 1964 and 1991, as amended (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (“ADA”), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (“ADEA”), as amended (which prohibits age discrimination in employment), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Act of 1974 (“ERISA”), as amended, the Family and Medical Leave Act (“FMLA”), as amended, and any and all other claims or rights whether arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy.  The Company agrees that it will not initiate any civil complaint or institute any civil lawsuit, or file any arbitration against the Executive Releasees, or any one of them, based on the fact or circumstance occurring up to and including the date of the execution by the Company of this General Release Agreement.  This Release and the foregoing covenant not to sue do not cover claims relating to the validity or enforcement of this General Release Agreement.  Notwithstanding the foregoing, it is expressly agreed and acknowledged that the Company does not waive or release and is not barred in any way from bringing any claim concerning:  (a) breach of fiduciary duty; (b) misappropriation of business opportunities or Company property; or (c) any claim based on intentional or grossly negligent conduct of Employee.  The Company represents as an express condition of this General Release Agreement that after reasonable investigation, it is unaware of any claim it has or may have against Employee that it does not release and waive under this General Release Agreement.

(c)           Definition of “Metrologic Instruments, Inc.”  “Metrologic Instruments, Inc.” includes without limitation Metrologic Instruments, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any.  It also includes all past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the entities listed in the preceding sentence.

3.             Employee acknowledges that he has carefully read and he understands the provisions of this General Release Agreement and the Separation Agreement, that he has had twenty-one (21) days from the date he received a copy of the General Release Agreement and the Separation Agreement to consider entering into this General Release Agreement and accepting the Separation Agreement, that if Employee signs and returns this General Release Agreement before the end of the twenty-one (21) day period that he will have voluntarily waived his right to consider the Agreement for the full twenty-one (21) days and that he has executed this General Release Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  Employee also acknowledges that Metrologic Instruments, Inc. has advised him in writing to consult with an attorney of his own choosing with regard to entering into this General Release Agreement and accepting the Separation Agreement.  Finally, Employee acknowledges that his decision to sign this General Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

4.             Employee acknowledges that he may revoke this General Release Agreement within seven (7) days of his execution of this document by submitting a written notice of his revocation to Metrologic Instruments, Inc., in such a manner that it actually is received within the seven (7) day period.  Employee also understands that this General Release Agreement shall not become effective or enforceable until the expiration of that seven (7) day period.

5.             Employee agrees that if any provision of this General Release Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this General Release Agreement to the extent permissible and the remaining provisions of this General Release Agreement shall not be affected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the parties have executed this General Release Agreement.

Metrologic Instruments, Inc.

/s/ FRANK C. ZIRNKILTON, JR.	/s/ BRUCE HARRISON
Frank C. Zirnkilton, Jr.	Name: Bruce L. Harrison
Title: Vice President and General Counsel